Exhibit 99.1

LendingTree Appoints Shiv Singh as Chief Marketing Officer, Welcomes New Generation of Leaders to Executive Team in Organizational Realignment

LendingTree announces several changes to its executive team, names Shiv Singh as new CMO

Charlotte, N.C. – January 19, 2022 - - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online financial services marketplace, ushers in a new generation of leaders to its executive team with the hire of Shiv Singh as its Chief Marketing & Customer Experience Officer in addition to the promotion of several team members.

Shiv Singh joins LendingTree from The Expedia Group, where he served as Senior Vice President and General Manager for the world-class travel brand, charged with driving brand loyalty and long-term customer value amid the coronavirus pandemic. Previously, Singh worked as Chief Marketing Officer for med-tech startup Eargo, successfully repositioning the brand during a crucial high-growth period for the business. Singh’s impressive career also includes senior leadership positions at Visa, PepsiCo and Razorfish. The author of two award-winning social media and marketing books, Singh holds a master’s degree from The London School of Economics and a bachelor’s degree from Babson College.

“Shiv has first-hand experience in unlocking the scale and power of marketplace businesses at Expedia,” said Doug Lebda, founder, chairman and CEO of LendingTree. “He brings to the team the ideal mix of brand and digital marketing expertise with a heavy focus on data-driven decision making. After an exhaustive executive search process, I couldn’t be more confident that Shiv is the right person to strengthen LendingTree’s position as the leading financial services marketplace by building lasting and trusted consumer relationships for every financial need.”

“With over $50 billion in loans served and helping over one hundred million consumers in its 26-year history, I am humbled and excited to join the company,” said Shiv Singh, LendingTree’s new Chief Marketing & Customer Experience Officer. “LendingTree is a consequential brand making a meaningful difference in people’s financial lives with immense runway to be the ultimate consumer champion in the financial services space.”

Neil Salvage, who joined LendingTree in 2013, held various leadership positions within the company, and most recently served as President, LendingTree Marketplace, will be leaving the company as of January 31, 2022. “Since Neil joined the company, he has been instrumental in bringing LendingTree to the point where it is today,” said Lebda. “As much as he will be missed, I feel confident that Neil will be leaving the team in a position of strength. I believe his departure will serve as a catalyst for change, giving the next generation of leaders an opportunity to build upon Neil’s success within LendingTree’s marketplace businesses and accelerate our growth trajectory.”

Following Salvage’s departure, J.D. Moriarty will become President of Marketplace and Chief Operating Officer of LendingTree. In this role, he will oversee Sales, General Management, Business Development & Partnerships, Enterprise Operations, Corporate Development, as well as Customer Service teams.

“Ultimately, bringing these teams together under J.D.’s leadership will enable us to have greater operational alignment as we continue to execute on our strategy,” said Lebda. “I could not have asked for a more skilled COO to lead the centralization of these teams and I have full confidence these business units will thrive under J.D.’s direction.”

Jorge de Castro, formerly SVP of Partnerships at LendingTree, will be expanding his role as the Company’s new SVP of My LendingTree and Partnerships bringing dedicated focus to all aspects of the membership-based financial services platform. De Castro joined LendingTree from Equifax where he was Head of Strategy for Global Consumer Solutions and helped craft, launch, and acquire Equifax’s financial wellness businesses and key fintech partnerships in both B2C and B2B2C markets across the US, UK, and Canada. De Castro’s career also includes senior leadership positions operating key consumer brands at Kraft, Georgia Pacific, and P&G. He holds an MBA from the University of Wisconsin – Madison and a bachelor’s degree from Rhodes College.

Lebda stated, “Since Jorge joined LendingTree this past August to lead our B2B initiatives inside of Next, I’ve been continually impressed with his knowledge and expertise in areas far beyond his initial scope. Jorge’s experience as a strategy leader and operator of consumer-centric businesses at scale makes him the ideal candidate to elevate the role My LendingTree plays for our broader organization, our members and our partners.  I am delighted to have him join the leadership team.”

Finally, LendingTree’s Product team will be joining the Technology organization to create a centralized Product and Technology function, led by LendingTree CTO Scott Totman.

“For the past several years, our Product team has been divided among our various operating divisions,” said Lebda. “Creating this centralized product and tech department with Scott at the helm will enable LendingTree to move closer to our goal of being a digital, customer-first Fintech organization. With this centralization, I’m confident we will be even more effective in building great products that surprise and delight consumers.”

About LendingTree, Inc.

LendingTree (NASDAQ: TREE) is the nation's leading online financial services marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, by comparing multiple offers from a nationwide network of over 500 partners in one simple search and choosing the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards, insurance and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com.

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